AMENDMENT

TO THE

BORGWARNER INC. 2004 DEFERRED COMPENSATION PLAN

Authorization of Special Elections for Code Section 409A

            Pursuant to guidance issued by the Internal Revenue Service under notices and proposed regulations for Section 409A of the Internal Revenue Code, the BorgWarner Inc. 2004 Deferred Compensation Plan ("Plan") is hereby amended, effective as of January 1, 2005, as follows:

  2005 Special Elections.  The Plan is amended to authorize the special elections offered by the Corporation to participants in the Plan to amend or rescind, on or before March 15, 2005, their previous deferral elections with respect to (1) bonuses payable in 2005, and (2) 2005 salary deferrals ("2005 Special Elections"); and, in the case of rescissions, to distribute the deferred amounts to participants on or before December 31, 2005.

  Any and all provisions of the Plan which conflict with the 2005 Special Elections authorization of Paragraph 1 of this Amendment, are hereby deemed amended and shall be interpreted to give effect to the Special Elections authorization.

  Until such time as the Plan is amended in its entirety for Code Section 409A following the issuance of final Internal Revenue Code regulations for Code Section 409A or such earlier time as may be required by the Internal Revenue Service, the Plan shall be administered in accordance with the requirements of Code section 409A for deferred amounts that are subject to Code Section 409A.